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EXHIBIT 12.1

OWENS-ILLINOIS GROUP, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Millions of dollars, except ratios)

		Nine months ended September 30,
		2002	2001
Earnings before income taxes, and minority share owners' interests		$410.1	$646.6
Less:	Equity earnings	(19.8)	(13.7)
Add:	Total fixed charges deducted from earnings	323.4	345.2
	Proportional share of pre-tax earnings (loss) of 50% owned associates	10.6	8.3
	Dividends received from less than 50% owned associates	7.8	7.5

	Earnings available for payment of fixed charges	$732.1	$993.9

Fixed charges (including the Company's proportional share of 50% owned associates):
	Interest expense	$297.3	$322.4
	Portion of operating lease rental deemed to be interest	9.4	9.6
	Amortization of deferred financing costs and debt discount expense	16.7	13.2

	Total fixed charges deducted from earnings and fixed charges	$323.4	$345.2

Ratio of earnings to fixed charges		2.3	2.9

OWENS-ILLINOIS GROUP, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Millions of dollars, except ratios)

		Year ended December 31,
		2001	2000	1999	1998	1997
Earnings before income taxes, minority share owners' interests, and extraordinary items		$667.2	$158.4	$497.8	$459.0	$452.3
Less:	Equity earnings	(19.4)	(19.8)	(22.3)	(16.0)	(17.9)
Add:	Total fixed charges deducted from earnings	448.4	499.2	452.4	404.8	324.1
	Proportional share of pre-tax earnings of 50% owned associates	10.4	11.0	10.6	7.2	2.8
	Dividends received from less than 50% owned associates	9.9	14.5	9.8	6.6	4.8

	Earnings available for payment of fixed charges	$1,116.5	$663.3	$948.3	$861.1	$766.1

Fixed charges (including the Company's proportional share of 50% owned associates):
	Interest expense	$414.2	$476.6	$417.0	$372.6	$298.7
	Portion of operating lease rental deemed to be interest	14.3	12.5	26.5	24.8	21.3
	Amortization of deferred financing costs and debt discount expense	19.9	10.1	8.9	7.4	4.1

	Total fixed charges deducted from earnings and fixed charges	$448.4	$499.2	$452.4	$404.8	$324.1

Ratio of earnings to fixed charges		2.5	1.3	2.1	2.1	2.4

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OWENS-ILLINOIS GROUP, INC. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Millions of dollars, except ratios)
OWENS-ILLINOIS GROUP, INC. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Millions of dollars, except ratios)